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                              MAYER, BROWN & PLATT


                                 1675 BROADWAY


                         NEW YORK, NEW YORK 10019-5820


                                                                 MAIN TELEPHONE
                                                                   212-506-2500

                                                                     MAIN FAX
                                                                   212-262-1910



                                          August 24, 1999


To the Persons Listed on
 Schedule I Attached hereto

        Re: Agreement and Plan of Reorganization for the Exchange of Stock of Morgan Stanley Dean Witter Natural Resource Development Securities, Inc. for Substantially All of the Assets of Morgan Stanley Dean Witter Precious Metals and Minerals Trust dated as of July 29, 1999 (the "Reorganization Agreement").

Ladies and Gentlemen:

     We have acted as counsel to Morgan Stanley Dean Witter Precious Metals and Minerals Trust ("Precious Metals") and Morgan Stanley Dean Witter Natural Resource Development Securities, Inc. ("Natural Resource") in connection with the proposed transfer of substantially all of the assets of Precious Metals to Natural Resource and certain other transactions related thereto pursuant to and in accordance with the terms of the Reorganization Agreement (the "Reorganization"). You have requested that we provide an opinion regarding the treatment of the Reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of the tax disclosures in the proxy statement/prospectus (the "Proxy Statement/Prospectus") as an exhibit to the
Form N-14 Registration Statement (file no. 333 -[     ]).

     In connection with rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Reorganization Agreement, (ii) the Registration Statement on Form N-14
(Registration No. 333-    ) for the Reorganization, and the Proxy Statement and
Prospectus and other documents, exhibits, attachments and schedules contained therein, (iii) written representations of Morgan Stanley Dean Witter Advisor Inc. (the "Advisor") concerning certain facts underlying and relating to the Reorganization set forth in a letter dated August 24, 1999, and (iv) such other documents and materials and we have deemed necessary or appropriate for purposes of the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have not made an independent investigation of the facts set forth either in the Registration Statement, the Reorganization Agreement or such other documents that we have examined. We have consequently assumed in rendering this opinion that the information presented in such documents or otherwise furnished to us accurately and completely describes in all material respects all facts relevant to the Reorganization.

     We have also assumed for purposes of rendering our opinion (i) the accuracy of, and material compliance with, the representations of Morgan Stanley Dean Witter Advisors Inc. set forth in a letter
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referred to above, (ii) the accuracy of, and material compliance with, the representations, warranties, covenants and agreements of Natural Resource and Precious Metals made in the Reorganization Agreement, and (iii) that there are no agreements or understandings other than those of which we have been informed that would affect our conclusions set forth below.

     The opinion set forth below is based on the Code, the legislative history with respect thereto, rules and regulations promulgated thereunder, and published rulings, court decisions and administrative authorities issued with respect to all of the foregoing, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be asserted by the Internal Revenue Service.

     Any change occurring after the date hereof in, or a variation from, any of the foregoing factual or legal bases for our opinion could affect the conclusions set forth below.

     In addition, the opinion expressed herein is given as of the date hereof and we express no obligation to advise you of any changes in the law or events that may hereafter come to our attention that could affect our opinion set forth below.

     Based on the foregoing, we are of the opinion that, for federal income tax purposes:

     1. The summaries of United States federal income tax consequences set forth in the Proxy Statement/Prospectus under the headings "Synopsis -- Tax Consequences of the Reorganization" and "The Reorganization -- Tax Aspects of the Reorganization" are accurate in all material respects as to matters of law and legal conclusions.

     2. The transfer of Precious Metals's assets in exchange for National Resource Shares(1) and the assumption by Natural Resource of certain stated liabilities of Precious Metals followed by the distribution by Precious Metals of Natural Resource Shares to the Precious Metals Shareholders in exchange for their Precious Metals shares pursuant to and in accordance with the terms of the Reorganization Agreement will constitute a "reorganization" within the meaning of section 368(a)(1)(C) of the Code, and Precious Metals and Natural Resource will each be a "party to a reorganization" within the meaning of
Section 368(b) of the Code.

     3. No gain or loss will be recognized by Natural Resource upon receipt of the assets of Precious Metals solely in exchange for Natural Resource Shares and the assumption by Natural Resource of the stated liabilities of Precious Metals.

     4. No gain or loss will be recognized by Precious Metals upon the transfer of the assets of Precious Metals to Natural Resource in exchange for Natural Resource Shares and the assumption by Natural Resource of the stated liabilities or upon the distribution of Natural Resource Shares to the Precious Metals Shareholders in exchange for their Precious Metals shares.

     5. No gain or loss will be recognized by the Precious Metals Shareholders upon the exchange of the Precious Metals shares for Natural Resource Shares.

     6. The aggregate tax basis for the Natural Resource Shares received by each Precious Metals Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Precious Metals shares held by each such Precious Metals Shareholder immediately prior to the Reorganization.


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(1)   Capitalized terms used herein without definition have the meanings ascribed to them in the Reorganization Agreement.


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     7. The holding period of the Natural Resource Shares to be received by each Precious Metals Shareholder will include the period during which the Precious Metals shares surrendered in exchange therefor were held (provided such Precious Metals shares are held as capital assets on the date of the Reorganization).

     8. The tax basis of the assets of Precious Metals acquired by Natural Resource will be the same as the tax basis of such assets to Precious Metals immediately prior to the Reorganization.

     9. The holding period of the assets of Precious Metals in the hands of Natural Resource will include the period during which those assets were held by Precious Metals.

     This opinion is being provided to you solely in connection with the filing of the Registration Statement for the Reorganization. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to all references to this firm under the headings "Synopsis -- Tax Consequences of the Reorganization" and "The Reorganization -- Tax Aspects of the Reorganization" in the Proxy Statement/Prospectus.


                                          Very truly yours,



                                          MAYER, BROWN & PLATT

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                                  SCHEDULE I


Morgan Stanley Dean Witter
Precious Metals and Minerals Trust

Morgan Stanley Dean Witter
National Resource Development Securities, Inc.

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